Exhibit 10.2

AMENDED AND RESTATED EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 24th day of April, 2026, by and between HPS Real Assets Lending Company LP, a Delaware series limited partnership (the “Company”), and HPS Investment Partners, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company and the Manager have entered into that certain Expense Support and Conditional Reimbursement Agreement, dated as of March 6, 2026 (the “Existing Agreement”);

WHEREAS, the Company and the Manager desire to amend and restate the Existing Agreement in its entirety;

WHEREAS, the Company has retained the Manager to manage the Company on a day-to-day basis and to provide certain management and advisory services to the Company on the terms and conditions set forth in the amended and restated operating agreement, dated as of April 24, 2026, between the Company and the Manager, as may be amended or restated from time to time (the “Operating Agreement”); and

WHEREAS, the Company and the Manager have determined that it is appropriate and in the best interests of the Company that the Manager may elect to pay certain expenses on the Company’s behalf from time to time, which the Company will be obligated to reimburse to the Manager at a later date only if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Manager Expense Payments to the Company.

(a) At such times as the Manager determines on a monthly basis, the Manager may elect to pay certain expenses of the Company on the Company’s behalf (each such payment, an “Expense Payment”). In making an Expense Payment, the Manager will designate, as it deems necessary or advisable, what type of expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of an Expense Payment will be used to pay any interest expense (other than interest expenses payable on any privately offered, unsecured promissory notes issued by the Company to investors through REIT Funding, LLC and its affiliates (together, “REIT Funding”) in connection with the Company’s offerings through REIT Funding) or Distribution and Servicing fees of the Company.

(b) The Company’s right to receive an Expense Payment shall be an asset of the Company upon the Manager committing in writing to pay the Expense Payment. Any Expense Payment that the Manager has committed to pay must be paid by the Manager to the Company in any combination of cash or other immediately available funds and/or offset against amounts due from the Company to the Manager or its affiliates no later than forty-five days after such commitment was made in writing.

2. Reimbursement of Expense Payments by the Company.

(a) To the extent that the Manager has provided any Expense Payments to the Company, following any calendar month in which the Specified Expenses (as defined below) are below 0.75% of the Company’s net assets on an annualized basis, the Company shall reimburse the Manager, fully or partially, for the Expense Payments, but only if and to the extent that Specified Expenses plus any “Reimbursement Payments” (as defined below) do not exceed 0.75% of the Company’s net assets at the end of each calendar month on an annualized basis, until such time as all Expense Payments made by the Manager to the Company within five years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Company in the prior sentence shall be referred to herein as a “Reimbursement Payment.”

“Specified Expenses” means all expenses incurred in the business of the Company with the exception of (i) the Management Fee, (ii) the Performance Fee, (iii) Distribution and Servicing Fees, (iv) any dealer manager fees (including selling commissions), (v) expenses related to any Asset-Based Finance Assets, including expenses related to any partnerships, entities or other structures used for such acquisition or to provide the Company’s investors with exposure to such Asset-Based Finance Assets, regardless of whether the transactions are consummated, (vi) expenses associated with Platforms or operating companies partially or wholly owned by the Company, including those resulting from consolidation under generally accepted accounting principles, (vii) interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company, (viii) taxes, (ix) certain insurance costs, (x) Organizational and Offering Expenses, (xi) certain non-routine items (as determined in the sole discretion of the Manager), and (xii) extraordinary expenses (as determined in the sole discretion of the Manager).

(b) The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar month, except to the extent the Manager has waived its right to receive such payment for the applicable calendar month. In connection with any Reimbursement Payment, the Company may deliver a notice. The Reimbursement Payment for any calendar month shall be paid by the Company to the Manager in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month.

(c) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Manager to the Company within five years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3. Termination and Survival.

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated, without the payment of any penalty, by the Company or the Manager at any time, with or without notice.

(c) This Agreement shall automatically terminate in the event of (i) the termination by the Company of the Operating Agreement; (ii) the board of directors of the Company makes a determination to dissolve or liquidate the Company or (iii) upon a quotation or listing of the Company’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Company’s assets to, or a merger or other liquidity transaction with, an entity in which the Company’s shareholders receive shares of a publicly-traded company which continues to be managed by the Manager or an affiliate thereof.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Manager.

4. Miscellaneous.

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s amended and restated limited partnership agreement, as may be amended or restated, or to relieve or deprive the board of directors of the Company of its oversight responsibility of the conduct of the affairs of the Company.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Manager.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(g) Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

(h) The capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Company’s confidential private placement memorandum, as amended or supplemented from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

HPS REAL ASSETS LENDING COMPANY LP

By:	/s/ Robert Busch
Name:	Robert Busch
Title:	Chief Financial Officer

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

[Signature page to A&R Expense Support and Conditional Reimbursement Agreement]